PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
August 10, 2006	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
SECOND QUARTER 2006 RESULTS

Dynex Capital, Inc. (NYSE: DX) reported net income of $1.6 million for the second quarter of 2006 and $2.8 million for the first six months of 2006, versus net income of $9.6 million for the second quarter of 2005 and $10.5 million for the first six months of 2005. Net income to common shareholders was $612 thousand, or $0.05 per common share (basic and diluted) for the second quarter 2006, versus $8.3 million, or $0.68 per common share ($0.54 per share on a fully-diluted basis) for the second quarter of 2005. Net income for the first quarter of 2006 was $1.2 million, and net income to common shareholders was $177 thousand for the same period.

Common equity book value was $94.2 million, or $7.76 per common share at June 30, 2006, an improvement of $0.11 per share from the end of 2005. The Company repurchased 12,260 shares of common stock during the quarter at an average price of $6.80 per share.

The Company has scheduled a conference call for Monday, August 14, 2006, at 4:00 p.m. Eastern Time, to discuss the second quarter results. Investors may participate in the call by dialing (888) 706-4263.

Thomas B. Akin, Chairman, stated, “Our results continue to improve on a quarter-to-quarter basis, as our net interest income has benefited from continued increases in short-term rates. During the quarter, our investment activity continued to be focused on very short-term instruments. We remained cautious in making additional investments further out the curve, pending a clearer view of the near-term outlook for interest rates. With the pause by the Federal Reserve in incrementally raising the Federal Funds rate, we may begin to look at points further out on the curve for investment opportunities provided we can achieve acceptable risk-adjusted returns. With our ample liquidity and strong balance sheet, we believe that we are well positioned for future growth of our investment portfolio and leveraging our existing capital base.”

Mr. Akin continued, “We continue to evaluate interesting opportunities for our investment portfolio, seek joint-venture or similar relationships to leverage the resources and expertise of credible third-parties, and explore opportunities to diversify our capital at-risk in commercial mortgage securities. We are making progress on all of these fronts.”

Second Quarter Results

The Company reported net income for the second quarter of 2006 of $1.6 million compared to $9.6 million for the same period last year. After consideration of the preferred stock dividend, the Company reported net income to common shareholders of $612 thousand for the second quarter of 2006, or $0.05 per common share, compared to net income to common shareholders of $8.3 million, or $0.54 per diluted common share for the first quarter of 2005. The 2005 second quarter results include a gain of $9.6 million from the sale of certain investments by the Company, as described below, and excluding this amount, net income for the second quarter of 2005 would have been $47 thousand.

The Company reported net interest income on its investment portfolio of $2.5 million for the second quarter of 2006 compared to $2.7 million for the same period in 2005 and $2.3 million for the quarter ended March 31, 2006. Net interest income improved during 2006, as a result of improving yields on short-term investments made by the Company, the benefits of slowing prepayments in the investment portfolio, and the liquidation of a non-performing securitized commercial loan. For the quarter, the average yield in interest-earning assets increased to 7.60% from 7.58% for the first quarter of 2006. The weighted-average cost of funds decreased from 7.73% for the previous quarter to 7.54% this quarter, resulting in a net interest spread of 0.06% for the quarter versus a negative net interest spread of 0.15% for the first quarter of 2006. Along with increasing yields on short-term investments, net interest spread improved from the liquidation of the aforementioned non-performing securitized commercial mortgage loan, previously on non-accrual for interest. The proceeds from the liquidation were used to repay securitization financing. The net yield on average interest earning assets also increased to 1.42% for the second quarter from 1.25% for the first quarter of 2006 for primarily the same reasons set forth above. Overall, as short-term yields continue to increase, we expect the Company’s net interest income and net interest spread to increase.

There was no provision for loan losses in the second quarter of 2006 versus $664 thousand in 2005. At June 30, 2006, $5.5 million in securitized single-family loans and $27.9 million in commercial mortgage loans were sixty-plus days delinquent, including one loan with a principal balance of $23.2 million. The Company has reserves on the securitized single-family and commercial mortgage loans totaling $14.9 million at June 30, 2006. At March 31, 2006 and June 30, 2005, sixty-plus day delinquencies for single-family and commercial mortgage loans were $41.8 million and $43.4 million, respectively, and total reserves as of those dates were $18.9 million and $16.5 million, respectively.

Gain on sale of investments was $0.1 million for the second quarter of 2006 versus $9.6 million for the same period in 2005. The gain in the second quarter of 2005 related to the sale of the Company’s interest in two securitizations collateralized by manufactured housing loans and the sale of four healthcare mezzanine loans. There were no impairment charges for the second quarter of 2006 versus $1.6 million for the second quarter of 2005, which related to the Company’s investment in delinquent property tax receivable securities.

General and administrative expenses were $1.2 million for the second quarter of 2006 which is in-line with the first quarter and a small decrease from the second quarter of 2005. General and administrative expenses should decline for the balance of the year due to headcount reductions in the Company’s tax lien servicing operation.

Balance Sheet

At June 30, 2006, the Company’s investment portfolio consisted of $152.7 million in securitized single-family mortgage loans and securities, the majority of which are floating rate and financed with floating rate liabilities, and $529.0 million in fixed-rate securitized commercial mortgage loans. Cash and cash equivalents was $47.7 million and $45.2 million at June 30, 2006 and December 31, 2005, respectively. The relatively small increase was due to the use of approximately $14.1 million of the funds generated during the six months ended June 30, 2006 from earnings and principal repayments on investments, to fund the redemption of twenty five percent of the preferred stock during the first quarter of 2006. The Company’s common book value per share also increased by $0.11 per share to $7.76 per share on the earnings for the six months ended June 30, 2006 and an increase in the unrealized gains on certain of its investments.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market condition, variability in investment portfolio cash flows, availability of suitable reinvestment opportunities, defaults by borrowers, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	June 30,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$47,692	$45,235
Other assets	4,273	4,332
	51,965	49,567
Investments:
Securitized finance receivables, net	668,143	722,152
Securities	16,186	24,908
Other investments	3,524	4,067
Other loans	4,674	5,282
	692,527	756,409

	$744,492	$805,976

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Securitization financing:
Non-recourse securitization financing	$487,429	$516,578
Repurchase agreements secured by securitization financing	113,488	133,104
Repurchase agreements secured by securities	84	211
Other liabilities	7,108	6,749
	608,109	656,642

SHAREHOLDERS' EQUITY
Preferred stock	41,749	55,666
Common stock	121	122
Additional paid-in capital	366,633	366,903
Accumulated other comprehensive income	588	140
Accumulated deficit	(272,708)	(273,497)
	136,383	149,334

	$744,492	$805,976

Book value per common share	$7.76	$7.65

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Interest income	$14,192	$18,533	$28,958	$42,586
Interest and related expense	11,649	15,801	24,127	35,397
	2,543	2,732	4,831	7,189

Recapture of (provision for) loan losses	-	(664)	119	(2,925)

Net interest income after provision for loan losses	2,543	2,068	4,950	4,264

Gain on sale of investments, net	116	9,552	140	9,850
Impairment charges	-	(1,586)	-	(1,673)
Other income	121	958	230	978
General and administrative expenses	(1,165)	(1,398)	(2,492)	(2,890)

Net income	1,615	9,594	2,828	10,529
Preferred stock charge	(1,003)	(1,337)	(2,039)	(2,674)

Net income to common shareholders	$612	$8,257	$789	$7,855

Change in net unrealized gain/loss on :
Investments classified as available-for-sale	84	(465)	448	(4,348)
Hedge instruments	-	201	-	584

Comprehensive income	$1,699	$9,330	$3,276	$6,765

Net income per common share:
Basic	$0.05	$0.68	$0.06	$0.65
Diluted	$0.05	$0.54	$0.06	$0.59